Exhibit (a)(5)(vi)

WESTERN SIZZLIN CORPORATION AMENDS EXCHANGE OFFER FOR ITEX CORPORATION

Eliminates Significant Conditions to the Offer

Roanoke, VA – March 13, 2008 – Western Sizzlin Corporation (NASDAQ: WEST) announced today that it has amended its exchange offer for ITEX Corporation (OTC Bulletin Board: ITEX). The amended offer is for up to 2,700,000 shares of ITEX common stock, at the same exchange ratio of one share of ITEX common stock for .06623 shares of Western common stock.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, March 26, 2008, unless extended.

As a result of its amended offer, Western has eliminated the following significant conditions to the offer:  60% of ITEX’s shares being validly tendered in the exchange offer and not withdrawn; Western being satisfied in its reasonable discretion that the Nevada anti-takeover statutes will not be applicable; the expiration or termination of any waiting periods under applicable antitrust laws; the receipt of all required consents under the terms of ITEX’s debt agreements; and stockholder approval of the issuance of Western shares in the offer.  The complete terms and conditions of the amended exchange offer are set forth in the amended registration statement and the other offering documents filed today by Western with the Securities and Exchange Commission.

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This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities.  Any exchange offer will be made only through a registration statement and related materials.  In connection with the exchange offer, Western has filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission.  Investors and stockholders of ITEX are advised to read these disclosure materials (including other disclosure materials when they become available) carefully because they contain (and will contain) important information.  Investors and stockholders may obtain a free copy of the disclosure materials and other documents filed by Western with the Securities and Exchange Commission at the SEC’s website at www.sec.gov.  A free copy of the disclosure materials and other documents of Western may also be obtained from Western upon request by directing such request to the Information Agent, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, E-mail:  offer.info@morrowco.com.  Banks and brokerage firms please call: (203) 658-9400.  Stockholders call toll free: (800) 607-0088.

About Western Sizzlin Corporation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries. Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 122 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective is to maximize its intrinsic business value per share over the long term.  In fulfilling this objective, Western will engage in a number of diverse business activities to achieve above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Forward-Looking Statements

This release contains forward-looking statements relating to Western Sizzlin Corporation’s exchange offer for up to 2,700,000 shares of ITEX Corporation common stock and Western’s expectations with regard to the proposed transaction.  These forward-looking statements are based on Western’s current intent, expectations, estimates and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  In addition, some factors are beyond Western’s control.  Factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) the willingness of ITEX stockholders to tender their shares in the exchange offer and the number and timing of shares tendered; (ii) the satisfaction, or waiver by Western to the extent legally permissible, of the conditions to the exchange offer; (iii) Western’s and ITEX’s ability to receive any and all necessary approvals, including any necessary governmental or regulatory approvals; and (iv) other factors as described in filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in Western’s prospectus included in its registration statement on Form S-4 as filed with the Securities and Exchange Commission on December 27, 2007, and amended on February 1, 2008 and March 13, 2008.

Contact:

Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195